ARTICLES OF INCORPORATION

OF

PALADIN RESOURCES CORPORATION

     We, the undersigned, having associated ourselves together for the purpose of forming a corporation under the general corporation laws of the State of Nevada, do hereby certify:

Article I

NAME

The name of this corporation is Paladin Resources Corporation

Article II

REGISTERED OFFICE AND RESIDENT AGENT

The location of the principal office or place of business of this Corporation within the State of Nevada will be located at 1475 Terminal Way, Suite E, in the City of Reno, County of Washoe, State of Nevada 89502, and the name of the Resident Agent in charge thereof is The Corporate Service Center.

Article III

PURPOSES

The purposes for which for which this Corporation is formed and the nature of the business and objects proposed to be transacted, promoted and carried on by it, is any and all lawful business for which a corporation may be incorporated under the laws of the State of Nevada.

Article IV

CAPITALIZATION

The aggregate number of shares which this Corporation shall have authority to issue is Seventy Five Million (75,000,000) shares of common stock of the par value of One Tenth Cent ($.001) each. Each share of common stock issued shall be fully paid and non-assessable.

GOVERNING BODY

Subject to the provisions of the Nevada General Corporations Law and any limitation in the Bylaws of this Corporation, the business and affairs of this Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors.

The authorized number of directors shall be not less than one (1), nor more than seven (7), and in this respect the Board of Directors of this Corporation is expressly vested with the power to increase or decrease the number of such Directors within the limits so stated. The name and post office addresses of the first Board of Directors, which shall be two (2) in number, are as follows:

Name	Address
Joseph W. Petrov	Suite 300 3131 West Alabama Houston, Texas 77098
Stafford E. Andrews	Suite 300 3131 West Alabama Houston, Texas 77098

Article V1

INCORPORATORS

The name and post office address of each of the incorporators signing these Articles of Incorporation are as follows:

Name	Address
Joseph W. Petrov	Suite 300 3131 West Alabama Houston, Texas 77098
Stafford E. Andrews	Suite 300 3131 West Alabama Houston, Texas 77098

Article VII

DURATION

This Corporation shall have perpetual existence.

Article VIII

LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS

No director or officer of this Corporation shall be personally liable to this Corporation or to its stockholders for any damages for a breach of the fiduciary duty of such director or officer while acting in the capacity of a director or officer of this Corporation except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or a payment or distribution in violation of the laws of the State of Nevada.

Article IX

INDEMNIFICATION OF DIRECTORS AND OFFICERS

This Corporation shall indemnify any director or officer, former director or officer of this Corporation or any person who may have served in the capacity of director or officer of another corporation in which this Corporation owns shares of stock or of which it is a creditor, against expenses actually and necessarily incurred by such person in connection with the defense of any action, suit or proceeding in which such person is made a party by reason of being or having been such director or officer. This Corporation will not indemnify any such director or officer in relation to matters as to which such officer or director shall be adjudged liable for negligence or misconduct in the performance of such persons duty. Indemnification will not be deemed exclusive of any other rights to which such director or officer may be entitled under any bylaw, agreement, vote of shareholders or otherwise.

Article XI

INSURANCE AGAINST PROFESSIONAL LIABILITY

This Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this Corporation, or who is serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such persons status as such, whether or not this Corporation would have the power to indemnify such person against such liability by statute.

IN WITNESS WHEREOF, we have hereunto subscribed our names this 2nd day of October, 1996.

_____________________________

> Joseph W. Petrov

______________________________

> Stafford E. Andrews

STATE OF TEXAS

COUNTY OF HARRIS

On this 2nd day of October, 1996, personally appeared before me, a Notary Public in and for said County and State, Joseph W. Petrov and Stafford E. Andrews, known to me to be the persons described in and who executed the forgoing instrument, who acknowledged to me that they executed the same freely and voluntarily and for the uses and purposes therein mentioned.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the day and year first above written.

_____________________________________

Notary Public in and for the State of Texas

My Commission expires:_________________

Certificate of Amendment to Articles of Incorporation

For Profit Nevada Corporation

(Pursuant to NRS 78.385 and 78.390  After Issuance of Stock)

1. Name of corporation: Paladin Resources Corporation

2. The articles have been amended as follows:

Article I

NAME

The name of the corporation is PALADIN INTERNATIONAL CORPORATION

3. The vote by which stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 1,376,324

4. Signatures:

__________________________	__________________________
President	Secretary

State of Texas

County of Harris

This instrument was acknowledged before me

on November 11, 1998 by

Joseph W. Petrov as President

as designated to sign this certificate

of Paladin Resources Corporation

______________________________

Notary Public